Exhibit (d)(5)

Special Fees Agreement

Come in

Madeleine Charging B.V., a company incorporated under Netherlands law with its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, The Netherlands, registered under number 71768068, duly represented, hereinafter referred to as “Madeleine”,

On the one hand,

And

E8 Partenaires, a simplified joint-stock company with a capital of 8,000 euros, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334 and represented by Mr. Bruno Heintz, duly authorized, hereinafter referred to as “E8”,

Secondly,

Hereinafter also referred to individually as a “Party” and collectively as the “Parties”.

In the presence of

Meridiam EI SAS, a simplified joint-stock company, whose registered office is located at 4 place de l’Opéra, 75002 Paris, registered with the Paris Trade and Companies Register under number 839 874 583, duly represented, hereinafter referred to as “Meridiam”,

(Meridiam acting as a party hereto for the purposes of the enforceability of the provisions of this contract and for the purposes of Articles 4 to 7 and 10 to 15).

The following has been previously stated.

1. Meridiam controls the so-called Allego group, which consists of several holding companies under Dutch law and various operating companies. More specifically, Meridiam holds 90.4% of the share capital and voting rights of the holding company Opera Charging BV, which in turn holds 100% of the capital and voting rights of the holding company Madeleine Charging BV, which currently owns directly and indirectly about ten operating subsidiaries located in the Netherlands and in several other countries. The organizational chart of the Allego group to date is set out in Appendix 1 hereto.

2. The Allego Group plans to carry out, in the coming months, one or more Liquidity Events (as this term is defined below). With this in mind, Madeleine wishes to benefit from E8’s assistance in the conduct of the process relating to each Liquidity Event, in particular in order to optimize the conditions under which it would take place.

The Parties have agreed that ES will receive special fees in the event that a Liquidity Event would come to pass.

3. Consequently, the Parties wished to enter into this agreement, the purpose of which is to specify the conditions of these special fees (the “Contract”).

It was thus agreed between the Parties and agreed as follows.

Preliminary Article - Definitions

Capitalized terms and phrases shall, for the purposes of the Agreement, have the meanings set forth in this section.

Affiliates: means for any entity (i) the entity that directly or indirectly controls or is Controlled by such entity, (ii) if such entity is a management or advisory company, any mutual fund or other investment structure of which such entity, or any Affiliate of such entity, is the management or advisory company or the general partner, (iii) if such entity is a mutual fund or other investment vehicle, any person who is the management company, majority manager or general partner of such entity, or an Affiliate of the management company, the majority manager or the general partner of such entity; it being specified that (i) neither the portfolio companies managed by Meridiam nor (ii) the entities of the Allego Group, are included in the definition of Meridiam Affiliates for the purposes of this Agreement.

Allego: means Allego Holding B.V., a company incorporated under Dutch law with its registered office at Westervoortsedijk 73 KB, 6827 AV Arnhem, registered under number 73283752

Control: means, for a given entity, the holding (direct or indirect) of more than 50% of the capital and voting rights of that entity, the terms “Control”, “Controlling” and “Controlled” being interpreted accordingly.

Consulting service agreement *: refers to the agreement of. consulting service signed on October 31, 2019 between E8 and Meridiam, it being specified that Meridiam has substituted itself. Madeleine in her rights and obligations under the Consulting Agreement, pursuant to a deed of novation dated February 28, 2020.

Liquidity Event: means (i) the admission to a regulated or organized market of the Securities of any entity of the Allego Group, (ii) the direct or indirect transfer of (a) all or part of the Securities of any entity of the Allego Group to a Third Party (including by way of merger, contribution, exchange, or otherwise, such as a dismemberment of ownership of Securities and whether such transaction relates to full ownership, bare ownership, usufruct or any other right relating to the said Securities... or (b) all (or substantially all) of the assets of any entity of the Allego Group to a Third Party, (iii) the subscription by a Third Party of Securities of any entity of the Allego Group, (iv) any other transaction carried out with a view to the realization of any of the events referred to in points (i), (ii) and (iii) above, to which Meridiam or any other holder of Securities of any entity of the Allego Group would be a party, or (v) any transaction that is based on a combination of the events described above

Allego Group: means Allego, Allego Holdings and any entity Controlled by Allego (now or hereafter Controlled) or has a direct or indirect interest.

Allego Holding: currently refers to the companies Opera and/or Madeleine, as the case may be.

Madeleine: means Madeleine Charging B.V., a company incorporated under the laws of the Netherlands with its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068.

Opera: means Opera Charging B.V., a company incorporated under the laws of the Netherlands with its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71766308.

Revenues: means the amounts (without being double-accounted for) which correspond: (i) in the event of a Liquidity Event leading to cash payments: the total amount paid in cash in respect of this Liquidity Event (regardless of the technical terms thereof, including those made by means of netting, or the additional Allego Group Affiliates, and/or any Allego Group entity and/or any other holder of Allego Group Entity Securities, as the case may be, or any person substituted by any such entity in the receipt of such payments, if any; (ii) in the event of a Liquidity Event leading to a delivery of Securities in any form whatsoever (contribution, transfer, exchange, giving in payment, etc.): to the value of the Securities delivered to Meridiam and/or Meridiam’s Affiliates, and/or to any entity of the Allego Group and/or to any other holder of Securities of entity(ies) of the Allego Group or to any person that one or other of these entities would substitute in the receipt of the said Securities, if any, in respect of this Liquidity Event, calculated on the date of the Liquidity Event in question and determined by reference to their market value, (and to be determined by expert in the event of disagreement on this value), less, in each case, the external transaction costs and other related external costs borne by Meridiam, Meridiam Affiliates, or any entity of the Allego Group.

Third Party: means any entity, other than (i) Meridiam, (ii) Meridiam Affiliates and (iii) any entity of the Allego Group.

Securities: for an entity, the shares of that entity or any other security giving immediate or deferred access to the capital of that entity.

Article 1 - E8 Fees

The Parties hereby agree that E8 will receive special fees in the event of the development of the Allego Group (hereinafter the “Fees”), under the following conditions.

The Fees are composed of two cumulative, distinct parts referred to as Part A and Part B, the amounts indicated below being in any case amounts excluding taxes.

Article 2 - Part A of the Fees

2.1 Part A of the Fees is related to the completion of a Liquidity Event in which (i) any entity of the Allego Group, and/or (ii) Meridiam, and/or (iii) any Meridiam Affiliate and/or (iv) any other holder of Securities of any entity of the Allego Group, would receive Products from Third Parties.

By way of exception, the first Liquidity Event carried out as of the signing of this Agreement must concern at least 10% of the share capital of the Allego Group entity concerned by the Liquidity Event, before the completion of the latter, to give entitlement to Part A Fees. Subsequent Liquidity Events will not be subject to any threshold of the proportion of Securities to give rise to the right to the Fees Part A.

2.2 The amount of Part A Fees due to E8 in respect of the completion of a Liquidity Event will be determined by applying the Part A Fee rate (as specified below) to the amount of the Proceeds of such Liquidity Event.

The rate of Part A Fees to which E8 will be entitled once it has contributed to the Liquidity Event will be determined by applying the following formulas, for which:

VI (or initial value of the Allego Group) = €240 million.

However, it is specified that this value of €240 million will be adjusted, if necessary, at the time of a Liquidity Event concerned, in order to add the net amounts contributed by Meridiam, one of Meridiam’s Affiliates, or another holder of Securities of an entity of the Allego Group, to an entity of the Allego Group, for the purposes of its activities, from the date hereof and until the date of the occurrence of a Liquidity Event in question (and excluding the occurrence thereof) by means of (i) the subscription to a capital increase (by way of a contribution in cash or in kind), or to transferable securities of any kind or (ii) a shareholders’ loan.

VT (Allego Group Acquired Value) = value of all the entities making up the Allego Group at the end of the Allego Group Liquidity Event in question (post-money), it being specified that in the event that the Liquidity Event in question concerns an entity of the Allego Group other than an Allego Holding Company, the value of the entities of the Allego Group will be determined by applying the same method as that applied to the entity of the Allego Group concerned, on the occasion of the Liquidity Event

Considered.

•	If VT < 1.2 x VI then the rate of the Fees Part A is zero, If 1.2 x VI <= VT < 1.8 x VI then the rate of the Fees Part A is equal to (10% x (VT - 1.2 x VI)) / VT,

•	If 1.8 x VI <= VT < 2.5 x VI then the rate of the Part A Fees is equal to (6% x V1 + 15% x (VT - 1.8 x VI)) / VT, If 2.5 x VI <= VT

•	then the rate of the Part A Fees is equal to (16.5% x VI + 20% x (VT - 2.5 x VI)) / VT

2.3 In the event that a first Liquidity Event is followed by one or more other Liquidity Events, the calculation of the Part A Fee rate will also apply to each of these events, according to the following formulas, for the application of which:

VT, = value of the variable VT at the time of the n-th Liquidity Event.

•

if VT, <= VTn-1, VTI being the acquired value of the Allego Group in the most recent Liquidity Event preceding the n-th Liquidity Event, then the Rate of the Part A Fees on the occasion of the n-th Liquidity Event is zero

•

if VT” > VTn-1, VTn-I being the acquired value of the Allego Group in the most recent Liquidity Event preceding the n-th Liquidity Event, then the Rate of the Part A Fees on the occasion of the n-th Liquidity Event is equal to the Rate of the Part A Fees calculated by application of the previous formulas, with the value VT,

2.4 In all cases, the amount of the Part A Fees will be paid to E8 no later than fifteen days after the completion of the Liquidity Event by Madeleine.

It is specified that in the event that a Liquidity Event in question corresponds to a transaction referred to in point (iv) of the definition of the Liquidity Event, the realization of the Liquidity Event means the time of the completion of the initial transaction and not those of subsequent transactions.

As an illustration of the mechanism, a digital application is presented below.

•	Let’s assume a first liquidity event.

A capital increase of €200 million was carried out through the issuance of 28.57% of new securities, which corresponds to a pre-money value of €500 million and a post-money value (VT) of €700 million.

The application of the formula for calculating the rate of Part A Fees gives a rate of 8.51% that is applied to the Products (€200 million), i.e.: €17.03 million, which is the value of the Part A Fees.

The fees paid represent 2.43% (=17.03 / 700) of the VT vested value.

Next, suppose a second Liquidity Event.

A capital increase of €250 million is carried out through the issuance of 20% of new securities as part of an admission to market, which corresponds to a pre-money value of €1,000 million and a post-money value (VT) of €1,250 million.

The application of the formula for calculating the rate of Part A Fees gives a rate of 13.57% that is applied to the Products (€250 million), i.e.: €33.92 million, which is the value of the Part A Fees.

The sum of the Fees paid in respect of the realization of these two Liquidity Events, €50.95 million (= 17.03 + 33.92), represents 4.07% (= 47.72 / 1250) of the acquired value VT.

Article 3 - Part B of the Fees

3.1 Part B of the Fees is related to the increase in value of the Allego Group recorded at the occasion of a Liquidity Event.

By way of exception, the first Liquidity Event carried out as of the signing of this Agreement must concern at least 10% of the share capital of the Allego Group entity concerned by the Liquidity Event, before the latter is completed. The following Liquidity Events will not be subject to any threshold for the proportion of Securities.

3.2 On the occasion of a Liquidity Event, E8 will have the opportunity to subscribe for new Securities issued by Allego or any Allego Holding Company (at Meridiam’s option), for a value corresponding to the nominal value of these Securities, in order to allow E8 to participate in the Liquidity Event concerned.

To this end, Madeleine will pay E8 in advance, in respect of the payment of the Part B Fees, an amount corresponding to the nominal value of the Shares of Allego or any Allego Holding Company to be subscribed to by E8 in accordance with Article 3.3 below, plus any tax costs incurred by E8 in respect of the Part B Fees (the amount of Part A of the Fees referred to in Article 2 above remains unchanged).

Subject to the provisions of Article 3.4, E8 irrevocably undertakes, on the occasion of any Liquidity Event giving rise to the payment of the Part B Fees, to use the entire amount (after deduction of any tax costs incurred by E8 in respect of the Part B Fees) to subscribe for new Securities issued by Allego or any Allego Holding Company.

3.3 The number of N Shares of Allego or any Allego Holding that may be subscribed for by E8 in connection with a Liquidity Event will be determined as follows.

VT and VI have the same meaning as in Article 2.

•

If VT < 1.2 x VI then the number of N Shares that can be subscribed by E8 is zero If 1.2 x VI <= VT <= €1,000 million then the number of N Shares of Allego or the Allego Holding Holding in question that can be subscribed by E8, as the case may be, is such that the ratio between N and the total number of Shares making up the capital of Allego or the Allego Holding in question (at the end of the of the Liquidity Event) is equal to 2.5% x (VT - 1000) / (1000 - 1.2 x VI) + 5%.

•

If €1,000 million < VT <= €1,500 million, then the number of N Shares of Allego or the Allego Holding Company in question that can be subscribed by E8, as the case may be, is such that the ratio between N and the total number of Shares making up the share capital of Allego or the Allego Holding Company in question (at the end of the Liquidity Event) is equal to 3.5% x VT / 500 - 2%.

•

If €1,500 million < VT <= €2,000 million, then the number of N Shares of Allego or the Allego Holding Company in question that can be subscribed by E8, as the case may be, is such that the ratio between N and the total number of Shares making up the share capital of Allego or the Allego Holding Company in question (at the end of the Liquidity Event) is equal to 1.5% x VT / 500 + 4%.

•

If €2,000 million < VT then the number of N Shares of Allego or the Allego Holding in question that can be subscribed by E8, as the case may be, is such that the ratio between N and the total number of Shares making up the capital of Allego or the Allego Holding in question (at the end of the Liquidity Event) is equal to 10%.

For example, applying the formulas, if VT = €1,000 million on the occasion of a Liquidity Event, then the Part B Fees will consist of the subscription by E8 of Securities corresponding to 5% of the Shares of Allego or the Allego Holding in question, as the case may be.

3.4 In the event that the Liquidity Event in question corresponds to an Exit (as this term is defined in Article 6), it is expressly agreed between the Parties that E8 shall, at Meridiam’s request, prior to the completion of such Exit, subscribe or have subscribed to a number of Shares of Allego or of the Allego Holding Company in question (the “Minimum Number of Shares”) at least equal to (i) the maximum number of N Shares of Allego or Allego Allego Holding considered to be subscribed for by E8 pursuant to Article 3.3 above, (ii) multiplied by the ratio (expressed as a percentage) between (a) the number of Shares of Allego or Allego Holding considered to be sold by Meridiam or Holding Allego (transferor) at the time of the Exit, and (b) the number of Shares of Allego or Allego Holding considered held by Meridiam or Allego Holding (transferor) prior to such Exit.

E8 shall remain free to subscribe (or not to subscribe) to the Securities of Allego or the Allego Holding in question corresponding to the difference between (i) the number of N Shares of Allego or the Allego Holding in question that may be subscribed by E8 pursuant to Article 3.3 above and (ii) the Minimum Number of Shares, it being understood, that in any event, in the event that E8 decides to subscribe to these Securities, said subscription must take place no later than the date of completion of the Exit.

3.5 In addition, in the event that it is envisaged, in the context of a Liquidity Event giving rise to the payment of Part B Fees, to modify the nominal value of the Securities of the entity in which E8 is to subscribe for Securities on the occasion of such Liquidity Event (i.e. at the option of Meridiam, Allego or any Allego Holding Company), E8 will be permitted to subscribe for the number of N Shares of Allego or the relevant Allego Holding Company (as determined in accordance with Article 3.3 above), (i) before such change in nominal value occurs, and in any event, (ii) for a subscription price corresponding to the nominal value of the relevant Allego or Allego Holding Securities prior to such change in nominal value.

Section 4 - Withdrawal

E8 undertakes to retain all Securities of Allego or any Allego Holding Company that it holds and not to transfer any such Securities until the earlier of (i) the date on which the Advisory Agreement ceases, (ii) the date of an Exiting (as that term is defined in Article 6) and (iii) the date of the tenth anniversary of the signing of the Servicing Agreement. except with the prior written consent of Meridiam.

In the event that Securities of an entity of the Allego Group are admitted to a regulated or organised market, the previous inalienability will lapse. E8 will undertake to enter into or adhere to any agreement that may be entered into and will then make any commitment to lock-up (provided that E8 holds any shares of the admitted entity) in part or in full, customary and reasonable, of the said Securities, it being specified that a proportion of these Securities may be subject to a free transfer if Meridiam sells part of its securities at the time of admission to the regulated or organised market. The minimum portion that may be freely transferred by E8 will be at least equal to the portion resulting from the joint assignment tax (such as provided for in Article 6(2) related to this transfer by Meridiam on the occasion of admission to the regulated or organised market.

Article 5 - Right of First Offer

5.1 Without prejudice to the provisions of Article 4 above, in the event that E8 contemplates any transfer of Shares of Allego or any Allego Holding, E8 shall allow Meridiam to exercise a right of first offer in respect of the Securities to be transferred (the “Right of First Offer”), under the conditions described in this Article 5.

E8 shall promptly notify Meridiam of its intention to sell Securities of Allego or any Allego Holding Company, specifying the number of Securities it intends to sell (the “Securities for Sale”) and the price (in cash) at which E8 irrevocably undertakes to sell the Securities for Sale (the “Asking Price”), such notice being the “Transfer Notice”.

5.2 Within thirty (30) days of receipt of the Transfer Notice (the “Offer Period”), Meridiam must, if it wishes to exercise its First Offer Right, send E8 a notice in response (hereinafter the “Response Notice”) indicating its wish to exercise its First Offer Right, it being specified that the exercise of this First Offer Right will constitute an irrevocable commitment to acquire the Securities for Sale at the Asking Price.

In the event that Meridiam exercises its Right of First Offer, E8 and Meridiam shall formalize their agreement and conclude, within ten (10) days of the date of sending the Notice of Response, an agreement for the sale of securities relating to the Securities for Sale, it being specified that ES shall not be required to grant any representation or warranty other than the fundamental representations and warranties (ownership of the Securities for Sale, absence of security interests in the Securities to be Sold and authority and capacity to enter into such agreement of assignment).

5.3 In the event of Meridiam’s exercise of its Right of First Offer, the transfer of ownership of the Securities for Sale will take place in favour of Meridiam within twenty (20) days of the sending of the Notice of Response.

On the date of such transfer, E8 will deliver to Meridiam all deeds (duly dated and signed) necessary for the transfer of the Securities for Sale to Meridiam and, more generally, any document required under Dutch law to implement the transfer of the Securities for Sale or for the completion of the legal and registration formalities against payment of the Asking Price.

E8 acknowledges and agrees that at any time during the procedure described above, Meridiam may substitute itself for any Meridiam Affiliate or any Third Party for the exercise of the First Offer Right. In the event of a substitute of a Third Party by Meridiam in the exercise of its First Offer Right, E8 will also provide this Third Party with the “Know Your Customer” documents that the latter should have.

5.4 In the event that (i) the First Offer Right has not been exercised in accordance with the terms and conditions referred to in this Article 5 or (ii) after the exercise of the First Offer Right, the Asking Price has not been paid within the time limits set out above, E8 may enter into any agreement with a view to the sale of the Securities to be Sold to any Third Party of its choice, provided that the sale price of the Securities to be Sold is greater than or equal to the Asking Price.

The sale of the Securities for Sale must take place within six (6) months of the expiry of the Offer Period, failing which E8 will have to comply again with the procedure set out in this article 5.

As necessary, it is specified that E8 must refuse any offer to buy the Securities for Sale if the price offered is lower than the Asking Price

In the absence of a purchaser of the Securities for Sale at the end of any sale process, a period of six (6) months must have elapsed between the date of completion of the last sale process and the date on which a new Transfer Notice is sent to Meridiam.

Articles 6 - Exit

6.1 Promise of Sale in the event of an Exit

6.1.1 In the event of the occurrence of a Liquidity Event (other than the admission to a regulated or organised market of the Securities of any entity of the Allego Group or an issue of Securities), at the end of which Meridiam or any Meridiam Affiliate would hold, directly or indirectly, less than fifty percent (50%) of the share capital and voting rights of Allego or any Allego Holding Company (the “Exit”), E8 irrevocably undertakes to sell to Meridiam, at Meridiam’s request, a number of Shares of Allego or any Allego Holding that it holds on the date of delivery of the Notice of Exercise of the Promise (as this term is defined below), equal to the Minimum Number of Shares (as this term is defined in Article 3.4), under the conditions set out below (the “Liquidity Sale Agreement”).

The Parties expressly agree that this Liquidity Promise to Sell constitutes a unilateral promise within the meaning of Article 1124 of the Civil Code.

6.1.2 To the extent necessary, E8 acknowledges that it has definitively and irrevocably consented to such sale and that such consent is not subject to revocation prior to the Deadline (as that term is defined below). In this context, the sale will be completed as soon as Meridiam expresses its intention to acquire the Promised Securities (materialized by the delivery of the Notice of Exercise of the Promise to E8 (as this term is defined below), any action or intervention by E8 as of the date of signature hereof being without effect.

Meridiam hereby accepts the benefit of the Liquidity Sale Promise without however making any commitment to waive it. It is also specified that Meridiam may substitute itself for any Meridiam Affiliate or any Third Party in the exercise of the Liquidity Sale Promise.

6.1.3 The Liquidity Sale Agreement is exercisable by Meridiam (subject to an Exit) from the date of signature of this Agreement until the earlier of (i) December 31, 2035 and (ii) the date on which Meridiam or any Meridiam Affiliate ceases to hold, directly or indirectly, more than 50% of the share capital and voting rights of Allego or any Allego Holding Company (the “Maturity Date”), failing which this Liquidity Sale Agreement will lapse.

The Liquidity Promise to Sell may be lifted by giving E8 a notice of exercise of the Liquidity Promise to Sell before the Deadline Date (the “Notice of Exercise of the Promise”), at any time for a period of ninety (90) days before (and up to) the date of completion of the Exit in question. The Notice of Exercise of the Promise must indicate (i) the Unit Price at which the Promised Securities will be acquired (the “Liquidity Promise to Sell Price”), (ii) the date of completion of the proposed Exit and (iii) in the event that Meridiam replaces one of its Affiliates or a Third Party in the exercise of the Liquidity Promise to Sell, the identity of such Affiliate or Third Party.

6.1.4 The unit purchase price of the Promised Securities (the “>> Price) will be equal to the unit price of the Securities of Allego or any Allego Holding Company (or, as the case may be, the unit price of the Securities of Allego or any Allego Holding Company of the same class) sold on the occasion of an Exit.

6.1.5 In the event of the Liquidity Promise to Sell being exercised, the transfer of ownership of the Promised Securities must take place on a date (the “Promise Fulfilment Date”) which is not later on the date of completion of the Exit (it being specified that the Securities would be returned to E8, at the same Price, in the event of non-completion of the Release) or, in the case of an Exit consisting of the sale by Meridiam (or any Meridiam Affiliate) of one hundred percent (100%) of the Securities of Allego or any Allego Holding, within thirty (30) days of the completion of this sale.

6.1.6 On the Date of Fulfilment of the Promise, E8 shall deliver to Meridiam (or any Affiliate or Third Party that Meridiam has substituted) any deed (duly dated and signed) necessary for the completion of such sale to Meridiam (or any Affiliate or Third Party that Meridiam has substituted) of the Promised Securities and, more generally, any document required under Dutch law to implement the transfer of Promised Securities or for the fulfilment of the Promised Securities legal and registration formalities. In return, Meridiam (or any Affiliate or Third Party that Meridiam has substituted) shall pay to E8, on the Promise Fulfillment Date, the Liquidity Promise of Sale Price by bank transfer to E8’s account (the details of which will be provided by E8 to Meridiam no later than five (5) days prior to the Promise Fulfillment Date).

In the event that Meridiam has substituted a Third Party, E8 shall also deliver to this Third Party the “Know Your Customer>> documents that must be communicated to him.

6.1.7 The parties hereby grant all powers to any officer of Allego (or any Allego Holding), on the Date of Fulfilment of the Promise, with the option of delegation to any third party of its choice, to register Meridiam (or any Affiliate or Third Party that Meridiam has substituted) as the holder of the Promised Securities in the shareholder registers of Allego (or any Allego Holding) on the Date of Fulfilment of the Promise and to proceed, as soon as possible after the Date of Fulfilment of the Promise, with all filings and publications required by the legal and regulatory provisions applicable in the Netherlands.

6.1.8 E8 represents and warrants to Meridiam (or any Affiliate or Third Party that Meridiam has substituted) that throughout the period of validity of the Liquidity Promise to Sell, ownership of the Securities of Allego or any Allego Holding that it may hold (under the Liquidity Promise to Sell) will not be encumbered by any right in rem, option, privilege, pledge or other security other than those resulting from the articles of association of

Allego or any Allego Holding Company as the case may be It is specified that this Promise of Sale will not prohibit the Transfer of its Shares by E8, once the First Offer Rights have been exhausted.

6.2 Joint Assignment Right

In the event that Meridiam and/or an Allego Holding Company (hereinafter the “Seller”) transfers all or part of the Shares of an Allego Holding Company that it holds to a Third Party (hereinafter the “Transferee”), E8 may transfer, if it so wishes, to the said Third Party, a number of Shares of the Allego Holding Company subject to the transfer by the Seller, held by it, proportional to the number of Securities transferred by the Transferor(s), under the same conditions, in particular the price as the Transferor(s).

The Transferor then irrevocably undertakes that ES may sell the above-mentioned portion of Shares, under the same conditions, in particular as the price of the Seller, and this at the same time as the sale of its own shares by the Seller.

Article 7 - Resale right

If one or more Liquidity Events occur within thirty-six months of the date on which this Agreement has finally ended (for whatever reason), E8 shall be entitled to the full Part A and B Fees referred to in Article 2 and Article 3. To this end, Meridiam and Madeleine undertake to notify E8 spontaneously, without delay, of any Liquidity Event.

Article 8 - Effective Date

The Parties agree that this Agreement is entered into today.

Article 9 - Duration

This Agreement shall terminate on the earlier of (i) the date of termination of the Consulting Agreement (for any reason) and (ii) December 31, 2023.

At the end of the initial period, the Contract may be renewed by Madeleine for a period of one year, specifying this in writing at least two months before the end of the end of a period and after agreement with the E8.

This Article 9 is stipulated without prejudice to Articles 4 to 7 and 10 to 15, so that if (i) the Liquidity Event(s) referred to in Article 7 were to take place or (ii) E8 were to acquire Shares of Allego or any Allego Holding Company, the rights granted to E8 and Meridiam under these Articles should be fully effective, without it being possible to oppose the effects of an extinction of the contractual relationship. And likewise, any act which, after the end of the Contract, would be contrary to the exercise of the said rights, will be unenforceable against E8 or Meridiam, unless otherwise agreed by the Parties.

Article 10 - Good faith

10.1 The fact that one of the provisions of the Contract becomes null, unenforceable, invalid, illegal or unenforceable shall not call into question the validity, enforceability, legality or applicability of the other provisions of the Contract. In this case, the Parties will negotiate in good faith in order to replace the void, unenforceable, invalid, illegal or unenforceable provision with a lawful provision corresponding to the spirit and purpose of the same.

Similarly, the Parties agree that in the event that, for technical reasons in particular, the mechanisms provided for in this Agreement cannot be put in place or cannot be fully implemented, they will negotiate in good faith the adaptations that may be made to them in accordance with the spirit of the latter. They thus agree, and in particular, that in the event of a restructuring of the Allego Group and/or the group to which Meridiam belongs, the terms of this contract will be adapted accordingly in order to preserve the spirit of this agreement (in particular in the event of the dissolution of one of the entities of this group, or the creation of a new intermediate holding company between Madeleine and Opera).

the Parties also agree that the Part A Incentive will apply in the event that an increase in the VT value (Accrued Value of the Allego Group) is recognized through transactions other than those explicitly referred to in this Agreement (i.e. those resulting from the letter of the definitions given to a Liquidity Event and/or to the Products), in such a case, the amount due to E8 in respect of the Incentive will be calculated by reference to the principles governing the transactions expressly referred to in this Agreement, which will apply mutatis mutandis.

10.2 Each Party undertakes to regularize any act or document necessary for the purpose of implementing the operations provided for in the Contract and to communicate to each other all the information necessary for this purpose.

10.3 The Parties agree that in the event of disagreement regarding the application of the formulas referred to in Articles 2 and 3 above, or the determination of any market value or consideration of the Securities referred to in this Agreement, they shall appoint by mutual agreement an independent expert whose mission shall be strictly limited to the determination of such market value of the Securities referred to in this Agreement or the result of the application of the formula as the case may be (the “ expert”). In the absence of agreement on the designation

The said Expert within 15 days of the date on which one of the Parties has indicated to the other its wish that an Expert be appointed, the latter will be appointed by the President of the Commercial Court of Paris, referred to by the most diligent party in accordance with the provisions of Article 1592 of the Civil Code.

The Expert’s decision will not be subject to appeal, except in the case of a manifest or gross error on his part or a violation of the law and regulations in force.

Unless otherwise agreed by the Parties, the costs of the expert report shall be borne equally by the Parties.

The Expert shall notify his conclusions in writing to the Parties as soon as possible and, as far as possible, within thirty days of his appointment.

Article 11 - Notifications

Any notices or communications under this Agreement shall be effective only if they are made in writing and sent by registered letter with acknowledgement of receipt (or any equivalent in respect of international mail), or by facsimile (the fax shall be confirmed on the same day by registered letter with acknowledgement of receipt) to the address and attention of the Party concerned.

Such notifications shall be deemed to be received, in the case of faxes, on the working day following the day of dispatch, in the case of registered letters with acknowledgement of receipt, on the third working day following the day of dispatch and in the case of notices delivered by hand, on the day of delivery.

In the event of a change of address or addressee, the Party concerned shall notify the other Parties in the manner set out above.

The deadlines stipulated in the Liquidity Promise of Sale are counted according to the rules set out in Articles 640 to 642 of the Code of Civil Procedure. All deadlines stipulated in this Liquidity Promise of Sale are presumed to be strict deadlines that are deemed to have been fulfilled as soon as they expire without the need to give formal notice to the debtor of the obligation.

Article 12 - Remedies

It is recalled that any non-performance of an obligation stipulated under the Liquidity Promise of Sale will give rise to the application of the provisions of Articles 1217 et seq. of the Civil Code. Meridiam (or any Affiliate or Third Party that Meridiam has replaced) may, in this context, request the forced execution of the Liquidity Promise to Sell in order to obtain the completion of the transfers that are the subject of this Liquidity Promise to Sell under the conditions set out herein, without prejudice to the damages they may claim.

Article 13 - Waiver of Article 1195 of the Civil Code

Without prejudice to the other provisions of Article 6 hereof, each of the Parties agrees that the application of the provisions of Article 1195 of the Civil Code to its obligations under the Contract is excluded and acknowledges that it will not be authorized to rely on the provisions of Article 1195 of the Code civilian.

Article 14 - Successors and assigns

This Agreement shall inure to the benefit of, and be binding upon the Parties and their respective successors, assigns and assigns.

Article 15 - Applicable law and disputes

The Agreement is governed by, and shall be construed in accordance with, French law.

In the event of a dispute over the interpretation or performance of the Contract, the Parties will endeavour to resolve their dispute amicably, within a period that may not exceed one month.

At the end of this period, this dispute will be exclusively subject to the jurisdiction of the Courts within the jurisdiction of the Paris Court of Appeal.

Done in Paris, 16 December 2020

In four original copies, each Party acknowledging that it has received its own, one copy being intended for registration, the Parties having agreed to register this act.

Madeleine

/s/ Julien Touati
By: Julien Touati

E8	Registered at: SERVICE, DEPARTEMENTAL DE LENREGISTREMENT PARIS ST-LAZARE On
Buno Hantz	22/12 2020 Dossier 2021 00006019, reference 7564P61 2020 A 21606
	Registration: 125 €	Penalties: ₱ 0
By: Bruno Heintz	Total liquid :	One hundred and twenty-five Euros
	Amount received :	One hundred and twenty-five Euros

Meridiam

/s/ Julien Touati
By: Julien Touati

Appendix 1

Organizational chart of the Allego Group as of December 16, 2020

AMENDMENT TO THE SPECIAL FEES AGREEMENT

ON THE ONE HAND:

(1)

Madeleine Charging B.V., a company incorporated under Netherlands law with its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented;

(hereinafter referred to as “Madeleine”)

AND

(2)

E8 Partenaires, a simplified joint-stock company with a capital of €8,000, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334, duly represented;

(hereinafter referred to as “E8”)

Madeleine and E8 are hereinafter referred to together as the “Parties” or separately as a “Party”.

IN PRESENCE OF

(3)

Meridiam EI SAS, a simplified joint-stock company, whose registered office is located at 4 place de l’Opéra, 75002 Paris, registered with the Paris Trade and Companies Register under number 839 874 583, duly represented;

(hereinafter referred to as “Meridiam”)

THE FOLLOWING HAS BEEN PREVIOUSLY STATED:

(A)

On December 16, 2020, the Parties entered into an special fees agreement relating to the assistance of E8 in the preparation and conduct of the process related to the completion of one or more potential Liquidity Events (the “Agreement”).

(B)	The Parties wished to clarify certain elements related to the determination of the Fees that would be due to E8 in the event of a Liquidity Event.

(C)	As a result of the above, the Parties have decided to enter into this Addendum to the Agreement (hereinafter the “Addendum”).

IT WAS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

Capitalized terms and expressions not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.	AMENDMENT OF THE AGREEMENT

2.1.	The Preliminary Article - Definitions of the Convention is deleted and replaced by a new Preliminary Article - Definitions worded as follows:

« Preliminary article - Definitions

Capitalized terms and phrases shall, for the purposes of the Agreement, have the meanings set forth in this section.

Affiliates: means for any entity (i) the entity that directly or indirectly controls or is Controlled by such entity, (ii) if such entity is a management or advisory company, any mutual fund or other investment structure of which such entity, or any Affiliate of such entity, is the management or advisory company or the general partner, (iii) if such entity is a mutual fund or other investment vehicle, any person who is the management company, majority manager or general partner of such entity, or an Affiliate of the management company, the majority manager or the general partner of such entity; it being specified that (i) neither the portfolio companies managed by Meridiam nor (ii) the entities of the Allego Group, are included in the definition of Meridiam Affiliates for the purposes of this Agreement.

Allego: means Allego Holding B.V., a company incorporated under the laws of the Netherlands with its registered office at Westervoortsedijk 73 KB, 6827 AV Arnhem, registered under number 73283752, as well as any entity into which Allego is merged.

Control: means, for a given entity, the holding (direct or indirect) of more than 50% of the capital and voting rights of that entity, the terms “Control”, “Controlling” and “Controlled” being interpreted accordingly.

Listed Entity: means the entity of the Allego Group concerned by the First Admission.

Liquidity Event: means (i) for the purposes of determining the Part A Fees, a Liquidity Event 1 or a Liquidity Event 2, as the case may be, and (ii) for the purposes of determining the Part B Fees, a Liquidity Event 1.

Liquidity Event 1: means (i) the admission to a regulated or organized market of the Securities of any entity of the Allego Group, (ii) the direct or indirect transfer of (a) all or part of the Securities of any entity of the Allego Group to a Third Party (including by way of merger, contribution, exchange, or otherwise, such as a dismemberment of ownership of Securities and whether such transaction relates to full ownership, bare ownership, usufruct or any other right relating to the said Securities... or (b) all (or substantially all) of the assets of any entity of the Allego Group to a Third Party, (iii) the subscription by a Third Party of Securities of any entity of the Allego Group, (iv) any other transaction carried out with a view to the realization of any of the events referred to in points (i), (ii) and (iii) above, to which Meridiam or any other holder of Securities of any entity of the Allego Group would be a party, or (v) any transaction based on a combination of the events described above.

Liquidity Event 2: means, as of the First Admission, (i) the admission to a regulated or organized market of the Securities of any entity of the Allego Group (other than the Listed Entity), (ii) the transfer by Meridam, any Affiliate of Meridiam, Allego Holdings of (a) all or part of the Securities of any entity of the Allego Group (including the Listed Entity) to a Third Party (including by way of merger, contribution, exchange, or other, such as a dismemberment of ownership of Securities and that the said transaction relates to full ownership, bare ownership, usufruct or any other right relating to the said Securities... or (b) all (or substantially all) of the assets of any entity of the Allego Group to a Third Party (iii) the subscription by a Third Party of Securities of any entity of the Allego Group (iv) any other transaction carried out with a view to the realization of any of the events referred to in points (i), (ii) and (iii) above, to which Meridiam or any other holder of Securities of any entity of the Allego Group is a party, or (v) any transaction based on a combination of the events described above.

Allego Group: means any Allego Holding, Allego and any entity Controlled by Allego (now or hereafter - excluding Meridiam and Meridiam Affiliates).

Allego Holding: refers to any entity holding, directly or indirectly, Allego Securities, in which Meridiam and/or Meridiam Affiliates hold, directly or indirectly, a direct or indirect interest. This includes Opera and Madeleine to date

Madeleine: means Madeleine Charging B.V., a company incorporated under the laws of the Netherlands with its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068.

Opera: means Opera Charging B.V., a company incorporated under the laws of the Netherlands with its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71766308.

First Admission: means the admission to a regulated or organised market of the Securities of an entity of the Allego Group for the first time.

Products: means,

(i)	before the First Admission: the amounts (without being double-counted) that correspond to:

(a) in the event of a Liquidity Event leading to cash payments: the total amount paid in cash in respect of such Liquidity Event (regardless of the technical modalities, including those made by means of compensation, or the planned earn-outs), to Meridiam, and/or to Meridiam’s Affiliates, and/or to any entity of the Allego Group and/or to any other holder of Securities of entity(ies) of the Allego Group, as the case may be, or to any person whom any of these entities would substitute in the receipt of such payments, if any;

(b) in the event of a Liquidity Event other than the First Admission, leading to a delivery of Securities in any form whatsoever (contribution, transfer, exchange, giving in payment, etc.): to the value of the Securities delivered to Meridiam and/or Meridiam’s Affiliates, and/or to any entity of the Allego Group and/or to any other holder of Securities of entity(ies) of the Allego Group or to any person other than any of these entities would replace itself in the receipt of the said Securities, if applicable, in respect of this Liquidity Event, calculated on the date of the Liquidity Event in question and determined by reference to their market value, (and to be deemed by expert in the event of disagreement on this value), and

(c) less, in each case, any external transaction fees and other related external costs incurred by Meridiam, Meridiam’s Affiliates, or any entity of the Allego Group (including Part A Fees).

(ii)	after the First Admission: amounts (without being double-counted) that correspond to:

(a) in the event of a Liquidity Event leading to cash payments to Meridiam, and/or to Meridiam’s Affiliates and/or Allego Holdings (excluding the Listed Entity), as the case may be, or to any person that either of these entities would substitute in the receipt of such payments, as the case may be: to the total amount paid in cash in respect of this Liquidity Event (regardless of the technical terms, including those made by means of compensation, or the price supplements provided);

(b) in the event of a Liquidity Event leading to cash payments to entities of the Allego Group (including the Listed Entity) other than the Allego Holdings, to the share of such cash payments actually received by Meridiam, and/or Meridiam’s Affiliates, and/or the Allego Holdings on the occasion of such Liquidity Event (by way of dividend distribution, reserves or premiums, share buybacks, capital amortisation or any other form whatsoever);

(c) in the event of a Liquidity Event leading to the delivery of Securities in any form whatsoever (contribution, transfer, exchange, dation in payment, etc.): the value of the Securities delivered to Meridiam and/or Meridiam’s Affiliates, and/or to any Allego Holding Company or any person that one or other of these entities would substitute for in the receipt of said Securities, where applicable, in respect of this Liquidity Event, calculated on the date of the Liquidity Event in question and determined by reference to their market value, (and to be deemed by an expert in the event of disagreement on this value); and

(d) less, in each case, any external transaction fees and other related external costs incurred by Meridiam, Meridiam’s Affiliates, or any entity of the Allego Group (including the Part A Fees).

Third Party: means any entity, other than (i) Meridiam, (ii) Meridiam Affiliates and (iii) any entity of the Allego Group.

Securities: for an entity, the shares of that entity or any other security giving immediate or deferred access to the capital of that entity. »

2.2.	Article 3.3 of the Convention is amended as follows:

“Article 3 Part B of the Fees

(...)

3.3 The number of N Shares of Allego or any Allego Holding that may be subscribed for by E8 in connection with a Liquidity Event will be determined as follows.

VT and VI have the same meaning as in Article 2.

•	If VT < 1.2 x VI then the number of N Shares that can be subscribed for by E8 is zero. If

•

1.2 x VI <= VT <= €1,000 million, then the number of N Shares of Allego or the Allego Holding in question that can be subscribed by E8, as the case may be, is such that the ratio between N and the total number of Shares making up the capital of Allego or the Allego Holding in question (at the end of the Liquidity Event) is equal to 2.5% x (VT 1000) / (1000 - 1.2 x VI) + 5%.

•

If €1,000 million < VT <= €1,500 million, then the number of N Shares of Allego or the Allego Holding Company in question that can be subscribed by E8, as the case may be, is such that the ratio between N and the total number of Shares making up the share capital of Allego or the Allego Holding Company in question (at the end of the Liquidity Event) is equal to 3.5% x VT / 500 - 2%.

•

If €1,500 million < VT <= €2,000 million, then the number of N Shares of Allego or the Allego Holding Company in question that can be subscribed by E8, as the case may be, is such that the ratio between N and the total number of Shares making up the share capital of Allego or the Allego Holding Company in question (at the end of the Liquidity Event) is equal to 1.5% x VT / 500 + 4%.

•

If €2,000 million < VT then the number of N Shares of Allego or the Allego Holding in question that can be subscribed by E8, as the case may be, is such that the ratio between N and the total number of Shares making up the capital of Allego or the Allego Holding in question (at the end of the Liquidity Event) is equal to 10%.

For example, applying the formulas, if VT = €1,000 million on the occasion of a Liquidity Event, then the Part B Fees will consist of the subscription by E8 of Securities corresponding to 5% of the Shares of Allego or the Allego Holding in question, as the case may be.

The Parties agree that, as of any Liquidity Event at the end of which VT would be greater than €2,000 million, the provisions of this Article 3 shall cease to apply to the following Liquidity Events. »

2.3.	The first paragraph of Article 4 of the Convention is amended as follows:

“Article 4 Inalienability

E8 undertakes to retain all Securities of Allego or any Allego Holding that it may hold and not to transfer any of these Securities until the earliest of (i) the date of an Exiting (as such term is defined in Article 6) and (ii) the date of the tenth anniversary of the signing of this Agreement, unless otherwise agreed to in writing by Meridiam.

(...).»

2.4. The first paragraph of Article 9 of the Convention is amended as follows:

“Article 9 Duration

This Agreement shall terminate on the earlier of (i) December 31, 2025 and (ii) the date on which Meridiam and/or Meridiam Affiliates no longer hold, directly or indirectly, any Allego Title

(...).»

3.	STIPULATIONS DIVERSES

The Addendum shall enter into force as of its signature by all the Parties. Except as set out in Article 2 of this Addendum, the other provisions of the Agreement remain unchanged and in full force and effect.

4.	APPLICABLE LAW AND COMPETENT COURTS

The Addendum and any contractual or non-contractual obligations arising out of or relating thereto shall be governed exclusively by and construed in accordance with French law.

All disputes relating to this Addendum (including, but not limited to, those relating to the existence, validity, application, termination and interpretation of this Addendum and any non-contractual obligations arising out of or relating thereto) shall be subject to the exclusive jurisdiction of the Commercial Court of Paris.

Done at Paris,     202:

/s/ Julien Touati
Madeleine Charging B.V.
By: Julien Touati, duly authorized

/s/ Bruno Heintz
E8 Partners By:
Bruno Heintz, duly authorized

/s/ Julien Touati
Meridiam EI
By: Julien Touati, duly authorized

AMENDMENT Nº2 TO THE SPECIAL FEES AGREEMENT

ON THE ONE HAND:

(1)

Madeleine Charging B.V., a company incorporated under Netherlands law with its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented;

(hereinafter referred to as “Madeleine”)

AND

(2)

E8 Partenaires, a simplified joint-stock company with a capital of €8,000, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334, duly represented;

(hereinafter referred to as “E8”)

Madeleine and E8 are hereinafter referred to together as the “Parties” or separately as a “Party”.

IN PRESENCE OF

(3)

Meridiam EI SAS, a simplified joint-stock company, whose registered office is located at 4 place de l’Opéra, 75002 Paris, registered with the Paris Trade and Companies Register under number 839 874 583, duly represented;

(hereinafter referred to as “Meridiam”)

THE FOLLOWING HAS BEEN PREVIOUSLY STATED:

(A)

On December 16, 2020, the Parties entered into an special fees agreement relating to the assistance of E8 in the preparation and conduct of the process related to the completion of one or more potential Liquidity Events, as amended by an amendment dated January 15, 2021 (the “Agreement”).

(B)	The Parties wished to clarify certain elements related to the determination of the Fees that would be due to E8 on the occasion of a First Admission.

(C)	As a result of the above, the Parties have decided to conclude this Addendum to the Agreement and Addendum (hereinafter “Addendum 2”).

IT WAS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

Capitalized terms and expressions not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Addendum 1.

2.	AMENDMENT OF THE AGREEMENT

2.1.	An Article 2.5 is inserted. to the Convention, worded as follows:

«

.(...)

Article 2.5.

In the event that a Liquidity Event corresponding to an Initial Admission occurs, the Part A Fees will cease to apply to the Liquidity Events

Subsequent.

( .... )

»

2.2.	The first paragraph of Article 3.2 of the Convention is amended as follows:

«

(...)

Article 3.2

On the occasion of a Liquidity Event, E8 will have the option to subscribe for new Securities issued by Allego or any Allego Holding Company (at Meridiam’s option), for a value corresponding to the nominal value of these Securities, in order to allow E8 to participate in the relevant Liquidity Event. For the avoidance of doubt, it is expressly agreed that any new company that is (i) incorporated and owned by Madeleine and (ii) interposed between Madeleine and Allego is deemed to be an Allego Holding.

(...)

»

2.3.	An Article 3.6 is inserted. to the Convention, worded as follows:

«

(...)

Article 3.6.

Without prejudice to Articles 3.1 to 3.3 above, in the sole event that a Liquidity Event corresponding to an Initial Admission occurs and regardless of the value of the Allego Group recorded at the time of such Admission, E8 will have the option of subscribing, in addition to the new Securities that may be subscribed by E8 pursuant to Articles 3.1 to 3.3 above, a number of new Securities issued by Allego or any Allego Holding Company (at Meridiam’s option) (the “Additional Securities”) as determined below, for a value corresponding to the nominal value of such Securities. For the avoidance of doubt, it is expressly agreed that any new company that is (i) incorporated and owned by Madeleine and (ii) interposed between Madeleine and Allego is deemed to be an Allego Holding.

The number of “M” Complementary Shares that may be subscribed for by E8 pursuant to this Article 3.6 is such that the ratio between M and the total number of Securities making up the share capital of Allego or the Allego Holding in question (at the end of the First Admission) is equal to 5%.

To this end, Madeleine will pay E8 an amount corresponding to the nominal value of the Additional Securities in advance (prior to the completion of the First Admission), plus any tax costs incurred by E8 in connection with the subscription of the Additional Securities.

E8 irrevocably undertakes, on the occasion of this First Admission, to use the entire amount (after deduction of any tax costs incurred by E8 in connection with the subscription of the Complementary Securities) in order to subscribe to the Complementary Securities.

The parties agree that the provisions of Article 3.5 above shall apply mutatis mutandis to this Article in the context of E8’s subscription of the Supplementary Securities, it being specified that any reference to a Liquidity Event or to the number of N Securities shall be deemed to refer, respectively, to a First Admission and to the number of Complementary Securities M.

(...)

»

2.4.	The first paragraph of Article 9 of the Convention is amended as follows:

“Article 9 Duration

This Agreement shall terminate on the earlier of (i) December 31, 2028 and (ii) the date on which Meridiam and/or Meridiam’s Affiliates no longer hold, directly or indirectly, any Allego Title.

(...).»

3.	STIPULATIONS DIVERSES

Amendment 2 shall enter into force as of its signature by all the Parties. Except as set out in Article 2 of this Addendum 2, the other provisions of the Agreement and Addendum 1 remain unchanged and in full force and effect.

4.	APPLICABLE LAW AND COMPETENT COURTS

Addendum 2 and any contractual or non-contractual obligations arising out of or relating thereto shall be governed exclusively by and construed in accordance with French law.

All disputes relating to this Addendum 2 (including, but not limited to, those relating to the existence, validity, application, termination and interpretation of this Addendum 2 and any non-contractual obligations arising from or relating thereto) shall be subject to the exclusive jurisdiction of the Commercial Court of Paris.

Done at Paris, 8 April   2021

/s/ Julien Touati
Madeleine Charging B.V.
By: Julien Touati, duly authorized

/s/ Bruno Heintz
E8 Partners
By: Bruno Heintz, duly authorized

/s/ Julien Touati
Meridiam EI
By: Julien Touati, duly authorized

AMENDMENT NO. 3 TO THE SPECIAL FEES AGREEMENT

ON THE ONE HAND:

(1)

Madeleine Charging B.V., a company incorporated under Netherlands law with its registered office at Zuidplein 126, WTC Toren H, 15e, 1077 XV Amsterdam, the Netherlands, registered under number 71768068, duly represented;

(hereinafter referred to as “Madeleine”)

AND

(2)

E8 Partenaires, a simplified joint-stock company with a capital of €8,000, whose registered office is located at 75 avenue des Champs-Elysées, 75008 Paris, registered with the Paris Trade and Companies Register under number 440 366 334, duly represented;

(hereinafter referred to as “E8”)

Madeleine and E8 are hereinafter referred to together as the “Parties” or separately as a “Party”.

IN PRESENCE OF

(3)

Meridiam EI SAS, a simplified joint-stock company, whose registered office is located at 4 place de l’Opéra, 75002 Paris, registered with the Paris Trade and Companies Register under number 839 874 583, duly represented

(hereinafter referred to as “Meridiam”)

THE FOLLOWING HAS BEEN PREVIOUSLY STATED:

(A)

On December 16, 2020, the Parties entered into an special fees agreement relating to the assistance of ES in the preparation and conduct of the process related to the realization of one or more potential Liquidity Events, as amended by amendments dated January 15, 2021 and April 8, 2021 (the “Agreement”).

(B)	The Parties wished to clarify certain elements related to the determination of the Fees that would be due to E8 on the occasion of a First Admission.

(C)	As a result of the above, the Parties have decided to conclude this Addendum to the

Agreement and Amendment 1 and 2 (hereinafter referred to as “Amendment 3”).

IT WAS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

Capitalized terms and expressions not otherwise defined herein shall have the meanings ascribed to them in the Agreement, Addendum 1 and Addendum 2.

2.	AMENDMENT OF THE AGREEMENT

2.1. The following definitions are inserted in the Convention:

«

PIPE Investment: refers to the private placement to be carried out concurrently with the completion of a SPAC Transaction, pursuant to which certain investors would subscribe to the shares ordinary pubco.

(...)

Pubco: means Athena Pubco B.V., a Dutch limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

SPAC: means Spartan Acquisition Corp. III, a company subject to the laws of Delaware.

(...)

SPAC Transaction: means the transaction described in the Business Combination Agreement and Plan of Reorganization, dated July 28, 2021, a copy of which is attached to the this Agreement as Schedule 2 (the “BCA”)

(...)

»

2.2.	Article 2.6 of the Convention is inserted as follows:

“As an exception to the provisions of Articles 2.1 to 2.4 above, if the Liquidity Event takes the form of a SPAC Transaction and:

(i) holders of more than 15% of the Spartan Class A Common Stock (as that term is defined in the BCA) (the “Part A Redemption Threshold 1”) exercise their Redemption Right (as that term is defined in the BCA) in respect of such shares (a “SPAC Redemption Event 1”), the Part A Fee will be paid (subject to the completion of a SPAC Transaction) as follows:

•	50% of the Part A Fees will be paid in cash; 50% of the

•

Part A Fees will be paid in kind by the issuance of Allego common shares to E8 (the “Part A Fee Shares” having a value of $10,000 per Allego common share (the “Initial Price”)), equal to 50% of the amount due in respect of the Part A Fees pursuant to this Section 2, which Allego common shares will be immediately exchanged by E8 for Pubco common shares in accordance with the terms and conditions of the BCA; or

(ii)

holders of more than 72.4% of the outstanding Spartan Class A Common Stock (as that term is defined in the BCA) (the “Redemption Threshold 2 Part A” and together with the “Redemption Threshold 1 Part A” the “Redemption Threshold Part A”) exercise their Redemption Right (as that term is defined in the BCA) in respect of such shares (a “SPAC Redemption Event 2” and together with the Event 1 of the SPAC Redemption (a “SPAC Redemption Event”), 100% of the Part A Fees will be paid (subject to the completion of a SPAC Transaction) in kind, by issuance of Part A Fee Shares to E8 at the Initial Price, equal to 100% of the amount due in respect of the Part A Fees pursuant to this Section 2, which Allego common shares will be immediately exchanged by E8 for Pubco common shares in accordance with the terms and conditions of the BCA;

Provided that, for the purpose of determining whether the applicable Part A Redemption Threshold is met, to the extent that the net proceeds received in cash by Pubco as a result of the issuance of the Pubco common shares in connection with the completion of a SPAC Transaction, in each case, for the avoidance of doubt, excluding any net proceeds received in cash by Pubco from the Escrow Account (as that term is defined in the BCA) (the “Share Offering”), exceeds $150,000,000, the amount of net proceeds received in cash by Pubco equal to (a) the net proceeds received in cash from the Share Issue reduced by (b) $37,000,000 (the “Reduced Value”), shall be deemed to reduce, on a dollar-for-dollar basis, the value of the Spartan Class A Common Stock for which their holders have exercised their Redemption Rights, the value of a Spartan Class A Common Stock being set at $10.00, for the purposes of this calculation (and, for the avoidance of doubt, each such Spartan Class A Common Stock will be deemed not to have been redeemed in this case). It is understood that, in the event that the Reduced Value is less than $150,000,000, no reduction in the number of Spartan Class A Common Stock for which the holders have exercised their Right of Redemption shall be deemed to have occurred. »

2.3. Article 2.7 is inserted into the Convention, worded as follows:

“In addition, any net proceeds received in cash by Pubco from any issuance of Pubco common shares pursuant to an instrument giving rise to a future issuance of Pubco common shares subscribed for prior to or in connection with the completion of a SPAC Transaction that is not a Share Issue (an “Assimilable Instrument”) shall not be included in the Products (and E8 will not receive any fees therefor) until such time as the Pubco common shares to which the Pubco common shares are issued the Assimilable Instruments are actually issued, and that Pubco receives net cash proceeds therefrom (the “Second Stage”).

Following the occurrence of the Second Stage, the proceeds relating to a SPAC Transaction will be increased by an amount equal to the net cash proceeds received by Pubco in the Second Stage, provided that the subscription price for each Pubco Share issued pursuant to the Assimilable Instruments is set at $10,000, (the “Deferred Proceeds”).

The Part A Fees relating to the Deferred Products (the “Deferred Part A Fees”) will be paid either in cash or partly in cash and partly in kind (subject to applicable law and compliance with regulated market rules; provided that in no event does Pubco issue Pubco ordinary shares in excess of 4.9% of the outstanding shares, or any other amount that would require the approval of the shareholders), in accordance with Section 2.6, provided that, for the purposes of the payment of the Fees to the Deferred:

(i)	the relevant Part A Redemption Threshold shall be updated to reflect Deferred Revenue in the Reduced Value; and

(ii)	if the applicable Part A Redemption Threshold is no longer met,

Deferred Part A Fees shall be paid in cash. For the avoidance of doubt, if the applicable Part A Redemption Threshold is reached, the Deferred Part A Fees shall be paid either in cash and/or in kind or exclusively in kind in accordance with Article 2.6.

The Deferred Part A Fees shall be paid as soon as practicable after the Second Step, provided that, for the purposes of determining the Rate of the Part A Fee in Section 2.2 above, “VT” shall be deemed to be increased by an amount equal to the Deferred Products. »

2.4.	The first and second paragraphs of Article 3.1 of the Convention are amended as follows:

“The Part B Fees are related to the increase in value of the Allego Group recorded during a Liquidity Event.

By way of exception, unless the first Liquidity Event corresponds to a First Admission (in which case the following provisions will not apply), the first Liquidity Event carried out as of the signing of this Agreement must concern at least 10% of the share capital of the Allego Group entity concerned by the Liquidity Event, before the latter is completed. The following Liquidity Events will not be subject to any share ratio threshold

(...)

»

2.5.	The first and second paragraphs of Article 3.2 of the Convention are amended as follows:

follows:

“On the occasion of a Liquidity Event, E8 will have the option of subscribing to new Securities issued by Allego or any Allego Holding Company (at Meridiam’s option), for a value corresponding to the nominal value of these Securities, in order to allow E8 to participate in the relevant Liquidity Event. For the avoidance of doubt, it is expressly agreed that any new company that would be

(i) constituted and owned by Madeleine and (ii) interposed between Madeleine and Allego.

To this end, Madeleine shall pay E8 in advance, in respect of the payment of the Part B Fees, an amount corresponding to the nominal value of the Shares of Allego or any Allego Holding Company to be subscribed to by E8 in accordance with Article 3.3 below, plus any tax costs incurred by E8 in respect of the Part B Fees (the amount of Part A of the Fees referred to in Article 2 above shall remain unchanged).

(...)

»

2.6.	The first paragraph of Article 3.5 of the Convention is amended as follows:

“In addition, in the event that it is envisaged, in the context of a Liquidity Event giving rise to the payment of Part B Fees, to modify the nominal value of the Securities entity in which E8 is to subscribe for Securities in connection with the said Event. Liquidity:

(Â)

2.7.	A paragraph is inserted at the end of Article 3.6 of the Convention, worded as follows:

«

(...)

As an exception to the provisions of this Section 3, the Parties acknowledge and agree that if the Liquidity Event takes the form of a SPAC Transaction:

(i)

E8 shall have the right to subscribe exclusively for the Allego Securities, which Securities shall be immediately exchanged for Pubco common shares in accordance with the terms and conditions of the BCA set forth in Appendix 2 to this Agreement; and

(ii)	Madeleine is pleased that Allego issues to E8 the Allego Securities as Part B Fees in accordance with this Section 3.

(...)

»

2.8.	An Article 8 is inserted into the Convention, worded as follows:

“Article 8 - Allowance E8

Upon the occurrence of a SPAC Redemption Event giving rise to the payment in kind of the Part A Fees (via delivery of Part A Fee Shares), Madeleine shall, upon the transfer by E8 of all or part of its Pubco common shares received in exchange for the Part A Fee Shares (the “E8 Shares Sold”), indemnify E8 against any difference (if positive) between (a) the Initial Price of the E8 Shares Sold and (b) the price per Share E8 Sold on the date of completion of the transfer in question (the “Indemnity”), it being specified that:

(i)

the payment of the Indemnity will be subject to the full payment of any amount due in respect of any external debt entered into between Madeleine and any financial institution for the financing of the subscription of the Pubco common shares in connection with the PIPE Investment (the “External Debt”) and, accordingly, the Indemnity will only be payable to the extent that Madeleine has sufficient funds to repay in full any amount due in respect of the External Indebtedness; and

(ii)

unless Madeleine already owns less than 50% and one Pubco share before an Indemnity is due to E8, Madeline will not be required, for the purposes of payment to pay the Indemnity to E8, to transfer a number of Pubco common shares resulting in Madeleine owning less than 50% and one share of the capital of Pubco.

For the avoidance of doubt, (i) and (ii) above will not relieve Madeleine of her obligation to pay the indemnity to E8. Thus, as soon as the payment of the Indemnity makes it possible to meet the conditions set out in subparagraphs (i) and (ii) of this Article 8, Madeleine will be required to pay the Indemnity to E8 without delay. »

2.9.	The last paragraph of Article 10 of the Convention is amended as follows:

«

(...)

This Article 10 is stipulated without prejudice to Articles 4 to 8 and 11 to 16, so that if (i) the Liquidity Event(s) referred to in Article 7 were to occur or (ii) E8 were to acquire Securities of Allego or any Allego Holding Company or (iii) E8 received the Honorary Shares Part A in accordance with Article 2.6, the rights conferred on E8 and Meridiam under those articles are fully effective, without it being possible to rely on the effects of termination of the contractual relationship. In the same way, any act which, after the end of the Contract, would be contrary to the exercise of said rights, will be unenforceable against E8 or Meridiam, unless otherwise agreed by the Parties. »

2.10.	An Annex 2 to the Convention is inserted as follows:

« Annexe 2 Business Combination Agreement and Plan of Reorganization

(...)

»

3.	STIPULATIONS DIVERSES

Amendment 3 shall enter into force as of its signature by all the Parties. The provisions of the Agreement, Amendment 1 and Amendment 2 remain unchanged and in full force and effect.

4.	APPLICABLE LAW AND COMPETENT COURTS

Addendum 3 and any contractual or non-contractual obligations arising out of or relating thereto shall be governed exclusively by and construed in accordance with French law.

All disputes relating to this Addendum 3 (including, but not limited to, those relating to the existence, validity, application, termination and interpretation of this Addendum 3 and any non-contractual obligations arising from or relating thereto) shall be subject to the exclusive jurisdiction of the Commercial Court of Paris.

Done in Paris, 25 December 2021

/s/ Julien Touati
Madeleine Charging B.V.
By: Julien Touati, duly authorized

/s/ Bruno Heintz
E8 Partners
By: Bruno Heintz, duly authorized

/s/ Julien Touati
Meridiam EI
By: Julien Touati, duly authorized